Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$900,000,000

Floating Rate First and Refunding Mortgage Bonds,

Series 2020D, Due 2021

SUMMARY OF TERMS

Security:	Floating Rate First and Refunding Mortgage Bonds, Series 2020D, Due 2021 (the “Series 2020D Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$900,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	December 1, 2020

Settlement Date**:	December 4, 2020 (T + 3)

Maturity:	December 3, 2021

Coupon:	Three-month USD LIBOR + 27 bps

Coupon Payment Dates:	March 3, 2021, June 3, 2021, September 3, 2021 and at maturity

First Coupon Payment Date:	March 3, 2021

Day Count:	Actual/360

Public Offering Price:	100.000%

Optional Redemption:	Series 2020D Bonds may not be redeemed prior to their maturity.

CUSIP/ISIN:	842400GX5 / US842400GX55

Joint Book-Running Managers:	BMO Capital Markets Corp. (“BMO”) Citigroup Global Markets Inc. (“Citigroup”)

Co-Managers:	Bancroft Capital, LLC Telsey Advisory Group LLC Tribal Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2020D Bonds on the Trade Date will be required, by virtue of the fact that the Series 2020D Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO at 1-212-702-1866 or Citigroup (toll-free) at 1-800-831-9146.